Free Writing Prospectus

Filed pursuant to Rule 433(d)

Registration Statement No. 333-156118

AB SVENSK EXPORTKREDIT
(Swedish Export Credit Corporation)

Index-Linked Notes Due December 2011
(Linked to the MSCI EAFE Index)

Final Term Sheet

Aggregate Principal Amount:	$30,304,000

Face Amount:	$1,000 per note

Pricing Date:	December 9, 2009

Issue Date:	December 16, 2009

Index:	MSCI EAFE Index (Bloomberg Ticker “MXEA”)

Maturity Date:

The Maturity Date is December 16, 2011 (the “Stated Maturity Date”) unless that day is not a Business Day, in which case the Maturity Date will be the next following Business Day. Holders will not be entitled to any interest or other additional payments in the event the Maturity Date is delayed because the Stated Maturity Date is not a Business Day.

Determination Date:

The Determination Date is December 9, 2011, unless that day is not a Trading Day, in which case the Determination Date will be the next following Trading Day, unless postponed due to Market Disruption Events.

Issue Price:	100% of Face Amount of each note

Underwriting Commission:	0.25% of Face Amount

Proceeds to Issuer:	99.75% of Face Amount

Redemption Amount:	On the Maturity Date, we will pay in respect of each note an amount in cash, determined by the Calculation Agent as of the Determination Date, as follows:

• If the Final Index Level is greater than or equal to the Index Cap, the Redemption Amount will be the Maximum Redemption Amount.

•                  If the Final Index Level is greater than the Initial Index Level, but less than the Index Cap, the Redemption Amount will equal the sum of (1) the Face Amount and (2) the Face Amount × the Index Return.

•                  If the Final Index Level is (1) equal to the Initial Index Level or (2) less than the Initial Index Level but greater than or equal to the Upper Buffer Level, the Redemption Amount will equal the sum of (1) the Face Amount and (2) the Face Amount × the Index Return.

• If the Final Index Level is less than the Upper Buffer Level but greater than or equal to the Lower Buffer Level, the Redemption Amount will be $900.
• If the Final Index Level is less than the Lower Buffer Level, the Redemption Amount will equal the sum of (1) $900 and (2) the Face Amount × the Buffer Rate × (the Index Return + 30%).

If the Final Index Level is less than the Initial Index Level, the Redemption Amount you will receive at maturity shall be less than the principal amount you invested in the notes, and you may lose a significant portion or even all of your investment in the notes.

Index Return:	The Final Index Level minus the Initial Index Level, divided by the Initial Index Level, expressed as a positive or negative percentage.

Initial Index Level:	1559.30

Final Index Level:	The closing level of the Index on the Determination Date, as published by the Index Sponsor, subject to the effect of any Market Disruption Event or the Discontinuance or Modification of the Index.

Index Cap:	2136.241 (equal to 137.000% of the Initial Index Level).

Upper Buffer Level:	1403.370 (equal to 90% of the Initial Index Level)

Lower Buffer Level:	1091.510 (equal to 70% of the Initial Index Level)

Buffer Rate:	The Initial Index Level / the Buffer Level, equal to approximately 1.2857.

Maximum Redemption Amount:	137.000% of the Face Amount ($1,370.00 for every $1,000 of Face Amount).

CUSIP:	01019M751

ISIN:	US01019M7517

Interest:	The notes will not bear any interest.

Listing:	The notes will not be listed on any securities exchange or interdealer market quotation system.

FDIC:

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation (the “FDIC”) or any other governmental agency, nor are they obligations of, or guaranteed by, a bank. In addition, the notes are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program.

MSCI and the MSCI index names are service mark(s) of MSCI or its affiliates and are licensed for use in the notes by The Goldman Sachs Group, Inc. and its affiliates.  The Goldman Sachs Group, Inc. expects to sub-license the use of the MSCI index names and service mark(s) to the issuer.

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MSCI INC. (“MSCI”), ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX.  THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI.  MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND ARE LICENSED FOR USE FOR CERTAIN PURPOSES BY THE GOLDMAN SACHS GROUP, INC. (“LICENSEE”). THE GOLDMAN SACHS GROUP, INC. EXPECTS TO SUB-LICENSE THE USE OF THE MSCI INDEX NAMES AND SERVICE MARK(S) TO THE ISSUER.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE OWNERS OF THIS FINANCIAL PRODUCT OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL SECURITIES GENERALLY OR IN THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE.  MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.  NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE FOR CASH.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE OWNERS OF THIS FINANCIAL PRODUCT IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDEXES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN.  NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, ISSUERS OF THE FINANCIAL SECURITIES, OWNERS OF THE FINANCIAL SECURITIES, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED

WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller or holder of this security, or any other person or entity, should use or refer to any MSCI trade name, trademark or service mark to sponsor, endorse, market or promote this product without first contacting MSCI to determine whether MSCI’s permission is required.  Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (SEC) for this offering.  Before you invest, you should read the prospectus for this offering in that registration statement, and other documents the issuer has filed with the SEC for more complete information about the issuer and the offering.  You may get these documents for free by searching the SEC online database (EDGAR®) at www.sec.gov.  Alternatively, you may obtain a copy of the prospectus from Goldman, Sachs & Co. by calling 1-866-471-2526.